AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 15, 2002 REGISTRATION NO.: 000000

================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                WIEN GROUP, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

           NEW YORK                                         6199
(STATE OR JURISDICTION OF                          (PRIMARY STANDARD INDUSTRIAL
INCORPORATION OR ORGANIZATION)                      CLASSIFICATION CODE NUMBER)

                                   13-2614100
                                  (IRS EMPLOYER
                               IDENTIFICATION NO.)

                              525 WASHINGTON BLVD.
                              JERSEY CITY, NJ 07310
                                 (201) 216-0100

(ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES AND PRINCIPAL PLACE OF BUSINESS)

                                  WILLIAM RYDER
                              525 WASHINGTON BLVD.
                              JERSEY CITY, NJ 07310
                                 (201) 216-0096

           (NAME, ADDRESS, AND TELEPHONE NUMBER OF AGENT FOR SERVICE)


                          COPIES OF COMMUNICATIONS TO:
                            L. STEPHEN ALBRIGHT, ESQ.
                       17337 VENTURA BOULEVARD, SUITE 224
                            ENCINO, CALIFORNIA 91316
                            (818) 784-0040 (EXT. 23)

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT

     IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

     IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(C) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

     IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(D) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

     IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. [ ]

PROSPECTUS

                       Dated April - Subject to completion



                                    $600,000
                                WIEN GROUP, INC.
                        3,000,000 SHARES OF COMMON STOCK

     We are offering up to 3,000,000 shares of our Common Stock for $0.20 per share with no minimum purchase requirements. Our officers, on a "best efforts" basis, are selling the offering. There is no minimum number of shares that must be sold, and there are no escrow arrangements for the proceeds. There is no public market for the shares. The offering will terminate upon the earlier of two years from the date of this prospectus or the listing of our shares in a public market. The price of the Common Stock has been arbitrarily determined by us.

     PLEASE REVIEW THE RISK FACTORS WHICH BEGIN ON PAGE 5. THESE PROVIDE IMPORTANT INFORMATION REGARDING THE RISKS ASSOCIATED WITH THE PURCHASE OF SHARES. YOU SHOULD PURCHASE THESE SHARES ONLY IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                                    Price to         Offering         Proceeds
                                    Purchasers       Expenses         to Company
--------------------------------------------------------------------------------
Per share.......................... $0.20            $0.02            $0.18
Aggregate.......................... $600,000         $60,000          $540,000
================================================================================

     Assumes the sale of all 3,000,000 shares of Common Stock we are offering.


                     This prospectus is dated April __, 2002

                                TABLE OF CONTENTS

                                                                            PAGE

Prospectus Summary......................................................      4
Risk Factors............................................................      5
Use of Proceeds.........................................................      7
Dilution................................................................      8
Market for Common Equity and Related Stockholder Matters................     10
Determination of Offering Price.........................................     11
Management's Discussion and Analysis or Plan of Operation...............     11
Business................................................................     12
Management..............................................................     18
Certain Relationships and Related Transactions..........................     22
Principal Stockholders..................................................     22
Plan of Distribution....................................................     23
Description of Securities...............................................     23
Disclosure of Commission Position on Indemnification for
  Securities Act Liabilities............................................     24
Legal Matters...........................................................     24
Experts.................................................................     24
Where You Can Find More Information.....................................     25
Index to Financial Statements...........................................     26
Back Cover of Prospectus..................................      (no page number)
-----------


     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF THE COMPANY'S COMMON STOCK IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION IN THIS PROSPECTUS MAY ONLY BE ACCURATE AS OF THE DATE OF THIS PROSPECTUS REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

                               PROSPECTUS SUMMARY

THE COMPANY

     Wien Group, Inc. (throughout this Prospectus, the terms "we," "us," "our," and "Wien Group" refer to Wien Group, Inc.) was incorporated in the State of New York on March 18, 1968, under the name of John De Nigris Associates, Inc. The Company conducted a public relations business and traded in the public market until December 1991 when the corporation ceased operations. We remained inactive until July 1999, when the corporation began developing a business plan for entry into the merchant banking business. Now operating in Jersey City, New Jersey, a staff of experienced investment and merchant banking professionals manages the firm.

     Our principal executive offices are located at 525 Washington Blvd., Jersey City, NJ 07310. The phone number is (201) 216-0100.

THE OFFERING

     Wien Group is offering 3,000,000 of its shares for sale to the public at a price of $0.20 per share.

SHARES OUTSTANDING PRIOR TO OFFERING

     The total number of shares of Wien Group's Common Stock, which are issued and outstanding prior to this offering, is 2,970,046. No other shares, warrants, or options for our Common Stock have been issued.

SHARES OUTSTANDING ASSUMING THE ENTIRE OFFERING IS SOLD

     Assuming that all 3,000,000 shares offered for sale by this offering are sold, then the total number of Wien Group's issued and outstanding shares would be 5,970,046.

USE OF PROCEEDS

     We estimate the expenses of this offering, such as printing, legal, and accounting costs, will be approximately $60,000. We anticipate selling all 3,000,000 shares and having $540,000 in net proceeds available to us. However, we cannot know how many shares will be sold. Accordingly, depending upon the amount of proceeds generated by this offering, we plan to use the balance of the proceeds as follows: approximately 60% for venture capital investment and the remaining available funds for general working capital. General working capital funds will be used to pay salaries to both professional and administrative office personnel, rent, and other general office expenses. The number of people hired for both professional and administrative positions will depend upon the funds available to us for these purposes.

                                  RISK FACTORS

     AN INVESTMENT IN SHARES OF WIEN GROUP, INC.'S COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. You should carefully consider the following factors and the other information contained in this prospectus before deciding to purchase shares in Wien Group, Inc.

     Investing in our Common Stock will provide you with an equity ownership in Wien Group, Inc. As one of our stockholders, you will be subject to risks inherent in the merchant banking business. The trading price of your shares will be affected by the performance of our business relative to, among other things, competition, market conditions, and general economic and industry conditions. The value of your investment may decrease, resulting in a loss. You should carefully consider the following factors as well as other information contained in this Prospectus before deciding to invest in shares of our Common Stock.

     THERE IS NO ASSURANCE THAT WE WILL BE ABLE TO DEVELOP A PUBLIC MARKET FOR OUR STOCK AND INVESTORS MAY NOT BE ABLE TO SELL THEIR SECURITIES. Currently, there is no trading market for any of our stock. Although we contemplate developing a market for our stock in the future, there can be no assurance that a market for our stock will be created or, if such a market is created, that it will be sustained. Accordingly, purchasers of the stock may have to hold the stock indefinitely. Further, the Securities and Exchange Commission has adopted regulations which define a "penny stock" to be any equity security that has a market price (as therein defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. For any transactions involving a penny stock, unless exempt, the rules require the delivery, prior to any transaction involving a penny stock by a retail customer, of a disclosure schedule prepared by the Commission relating to the penny stock market. Disclosure is also required to be made about commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. You should consider these risks as well as the uncertainties, delays, and difficulties normally associated with any developing and expanding new business, many of which may be beyond our control.

     WITH OUR LIMITED OPERATIONS AND VERY SHORT OPERATING HISTORY, IT IS DIFFICULT TO PREDICT WHETHER OR NOT WE WILL BE SUCCESSFUL. Until July 1, 1999, we were dormant and had no operating history. These two factors make it more difficult and riskier for you to estimate our chances for success. We began our merchant banking operations on July 1, 2001, when we signed a joint venture agreement with United Institutional Investment, Inc. (see BUSINESS and RELATED TRANSACTIONS). As we continue to develop our business, expenses are expected to exceed revenues. This is expected to continue for an indefinite period of time. Until we are profitable, if ever, our ability to continue as a going concern will depend on our ability to continuously obtain financing either from the sale of stock by this offering, or from other sources.

     RISKS ASSOCIATED WITH PRINCIPAL INVESTMENT ACTIVITIES. We intend to use a significant portion of our capital in a variety of investment activities, each of which may involve risks of illiquidity, loss of principal, and revaluation of assets. Management contemplates purchasing equity securities and, to a lesser extent, debt securities, in venture capital, and other high-risk financings of early-stage, pre-public, or "mezzanine stage" and turnaround companies. Additionally, our business plan calls for us to provide asset-based financing and purchase equity securities as part of bridge or mezzanine financing transactions. Certain of these investments may be nonmarketable investments, and can represent a material portion of the Company's assets. The inherent uncertainty of valuation of these nonmarketable investments may have a material adverse effect on our balance sheet. In many cases, these investments will be in companies that face rapidly changing and highly competitive environments, increasing the risks of illiquidity and loss of principal, and creating risks associated with asset revaluation as market conditions change. The absence of a public market for securities received in certain of our investments means that we will not receive a return on our capital invested for an indeterminate period of time, if at all. A public market for these securities may not develop for several years, if ever. The timing of access to liquidity depends on the general market for initial public offerings of securities or mergers and acquisitions, as well as the particular company's results and prospects and trends in the relevant industry.

     Delayed access to liquidity could have a material adverse effect on our operating results. The companies in which we may invest often rely on new or developing technologies or novel business models, or concentrate on markets that have not yet developed and may never develop sufficiently to support successful operations. Companies supported by venture capital have a high incidence of operating losses and business failure, which typically results in loss of capital invested. Companies to which we may provide mezzanine financing often require substantial cash to support their operations, risking loss of our investment if the company in which we invested is unable to raise additional capital through an initial public offering of its securities. If a business that has received asset-based financing from us fails, we will be required to repossess collateral, which may not be salable at a price equal to our initial investment. Publicly traded securities held as investments are subject to significant volatility, increasing the risk of a markdown as a result of a decline in market prices, generally, or the price of the particular security. If a significant markdown of a material asset were to occur, our operating results and financial condition would be materially and adversely affected.

     NEED FOR SUBSTANTIAL ADDITIONAL CAPITAL. We will require substantial additional capital to compete in the merchant banking industry. Our operations will require outside financing that may not be available to us or may not be available on favorable terms. We believe that we will be able to fund operations for the next 12 months with the proceeds of this offering. If we sell fewer shares than are offered, we expect that we will still be able to satisfy current cash requirements through a cutback in operations and/or debt financing. If this is the case, we may not be able to obtain such financing on favorable terms, if at all. Any further equity financing would dilute our existing stockholders' equity. We are unable to predict whether such dilution would be substantial. Any debt financing would increase our need for cash to service the debt. If funding to meet our needs is not available from any of these sources, we may be required to significantly scale back our planned operations.

     NONE OF OUR CURRENT MANAGEMENT HAS EMPLOYMENT CONTRACTS OR RECEIVES ANY COMPENSATION. Our success depends in large part on the continued service of Stephen Wien, our president and chief executive officer, and Alan Hirsch, our executive vice president. Neither Mr. Wien nor Mr. Hirsch has an employment contract with us. Further, due to our limited income and resources, neither of them has received any compensation to date and no arrangements have been made or agreed upon with either of them as to compensation in the future.

     IF WE WERE TO LOSE THE SERVICES OF OUR CURRENT MANAGEMENT, WE MIGHT NOT BE ABLE TO FIND SUITABLE REPLACEMENTS. As stated above, our success depends in large part on the continued service of Stephen Wien, our president and chief executive officer, and Alan Hirsch, our executive vice president. The loss of the services of either of these key individuals could have a material adverse effect on our business. Competition for qualified personnel is intense, and there are a limited number of people with comparable knowledge and experience in the merchant banking industry. If Mr. Wien or Mr. Hirsch left us, we might not be able to find qualified replacements and might be forced to make significant changes to our business.

                                 USE OF PROCEEDS

     The following table describes how we plan to allocate the proceeds of this offering, assuming we sell either half or all of the 3,000,000 shares of Common Stock we are offering:

                                                Sale of             Sale of
                                           1,500,000 Shares    3,000,000 Shares
                                           (50% of Offering)  (100% of Offering)
                                           ----------------    -----------------

Gross proceeds .......................          $300,000           $600,000

Estimated offering expenses
  (e.g.; printing and mailing
  costs, legal and accounting
  fees, SEC registration fee,
  and blue sky fees) .................            60,000             60,000
                                                --------           --------

Estimated net proceeds ...............          $240,000           $540,000
                                                ========           ========

Estimated uses of proceeds

  Venture capital investment .........          $145,000           $290,000

General working capital ..............            95,000            250,000
                                                --------           --------

                                                $240,000           $540,000
                                                ========           ========

     Assuming the sale of 3,000,000 shares in the offering, we believe that the net proceeds of the offering will be sufficient to cover our planned capital needs for at least the next twelve months. If we sell fewer than 3,000,000 shares, we may be required to seek financing from other sources or significantly scale back our business plans accordingly.

     If and when our stock becomes publicly traded, whether on a national exchange, NASDAQ, the OTC Bulletin Board, or the Pink Sheets, then this offering will automatically terminate. Thus, the amount of proceeds from the sale of shares in this offering may be reduced if our shares become publicly traded before all 3,000,000 shares are sold.

                                    DILUTION

     The following table shows the differences in total consideration paid and average price per share of Common Stock paid by our existing stockholder and by new investors in this offering. The table assumes that we sell various percentages of the shares offered.


If we sell 1,000,000 (33%) of the shares:
----------------------------------------

                                                                         Percentage of
                                          Percent of         Total           Total        Average
                            Number of       Shares       Consideration   Consideration   Price Paid
                              Shares       Purchased         Paid            Paid        Per Share
                              ------       ---------         ----            ----        ---------
Shares purchased
prior to 2001 private
placement                   1,035,046         26%             N/A             0%             N/A

Shares purchased in
2001 private placement      1,935,000         49%          $193,500           49%           $0.10

New investors               1,000,000         25%          $200,000           51%           $0.20

     Total                  3,970,046        100%          $393,500          100%           $0.10


If we sell 2,000,000 (66%) of the shares:
----------------------------------------

                                                                         Percentage of
                                          Percent of         Total           Total        Average
                            Number of       Shares       Consideration   Consideration   Price Paid
                              Shares       Purchased         Paid            Paid        Per Share
                              ------       ---------         ----            ----        ---------
Shares purchased
prior to 2001 private
placement                   1,035,046         21%             N/A             0%             N/A

Shares purchased in
2001 private placement      1,935,000         39%          $193,500           33%           $0.10

New investors               2,000,000         40%          $400,000           67%           $0.20

     Total                  4,970,046        100%          $593,500          100%           $0.12


If we sell 3,000,000 (100%) of the shares:
-----------------------------------------

                                                                         Percentage of
                                          Percent of         Total           Total        Average
                            Number of       Shares       Consideration   Consideration   Price Paid
                              Shares       Purchased         Paid            Paid        Per Share
                              ------       ---------         ----            ----        ---------
Shares purchased
prior to 2001 private
placement                   1,035,046         18%             N/A             0%             N/A

Shares purchased in
2001 private placement      1,935,000         32%          $193,500           24%           $0.10

New investors               3,000,000         50%          $600,000           76%           $0.20

     Total                  5,970,046        100%          $793,500          100%           $0.13


     The following table shows the dilution of net tangible book value per share assuming we sell different numbers of shares of Common Stock in this offering. Net tangible book value per share represents the amount of our total assets ($172,499 as of June 30, 2001), less the amount of our intangible assets and liabilities ($30,000 as of June 30, 2001), divided by the number of shares of Common Stock outstanding (2,970,046 as of June 30, 2001).

                                                  Number of Shares Sold
                                                  ---------------------
                                           1,000,000     2,000,000     3,000,000
                                           ---------     ---------     ---------

Offering price per share of
  Common Stock .....................       $    0.20     $    0.20     $    0.20
Net tangible book value per
  share as of December 31, 2001 ....       $    0.05     $    0.05     $    0.05
Increase in net tangible book
  value per share attributable
  to new investors .................       $    0.02     $    0.05     $    0.07

Proforma net tangible book value
  per share as of December 31,
  2001, after the offering .........       $    0.07     $    0.10     $    0.11

Per share immediate dilution of
  net tangible book value per
  share to new investors ...........       $    0.13     $    0.10     $    0.09

Percentage dilution per share ......           64.5%         51.5%         43.0%

                      MARKET FOR COMMON EQUITY AND RELATED
                               STOCKHOLDER MATTERS

NO PUBLIC MARKET

     There is currently no public market for our Common Stock. When and if we receive notice from the Securities and Exchange Commission that this registration statement has become effective, we will seek to have our stock quoted for trading on either the Over-The-Counter Bulletin Board system (also known as the OTCBB) or the Pink Sheets Electronic Quotation Service. There can be no assurance that this registration statement will be declared effective by the Commission or that we will qualify to have our stock quoted on the OTC Bulletin Board system, the Pink Sheets Electronic Quotation System, or any stock exchange or stock market.

     Both the Over-The-Counter Bulletin Board system and the Pink Sheets Electronic Quotation Service have very minimal listing requirements imposed on companies that desire to be listed in their systems.

     The Over-The-Counter Bulletin Board system requires that the company's stock be registered with the Securities and Exchange commission, that the company be current with its Securities and Exchange Commission filings requirements, have at least one (1) market maker, and have a Form 15-211(c) on file with the National Association of Securities Dealers (also known as the NASD). There are no requirements as to stock price, bid and asked quotes, number of shareholders, number of shares held by each shareholder, or number of shares traded.

     The Pink Sheets Electronic Quotation Service requires that the company's stock be registered with the Securities and Exchange Commission, have at least one (1) market maker, and have a Form 15-211(c) on file with the National Association of Securities Dealers (also known as the NASD). The Pink Sheets do not have any minimum requirements as to stock price, bid and asked quotes, number of shareholders, number of shares held by each shareholder, or number of shares traded.

     If and when Wien Group is successful in having its shares listed and publicly traded, this offering will automatically terminate. No shares will be offered for sale or sold under this offering once Wien shares become publicly traded. The termination applies to all unsold shares as of the date Wien Group's stock becomes publicly traded.

COMMON STOCK

     The Company's certificate of incorporation provides for the authorization of 25,000,000 shares of Common Stock, $0.01 par value and 1,000 shares of Convertible Preferred Stock, par value $0.01 per share. As of December 31, 2001, 2,970,046 shares of Common Stock were issued and outstanding, all of which are fully paid and non-assessable. As of December 31, 2001, there were 143 shareholders of record.

     The Company has never declared or paid any cash dividends on its Common Stock. Management currently intends to retain future earnings, if any, for operations and to develop and expand our business. We do not anticipate paying any dividends on our Common Stock in the foreseeable future. Any future determination with respect to the payment of dividends on the Common Stock will be at the discretion of the board of directors and will depend on, among other things, operating results, financial condition and capital requirements, the terms of then-existing indebtedness, general business conditions, and other factors the board of directors deems relevant.

     Each share of our Common Stock is entitled to one vote. Our stockholders have no preemptive rights.

     The transfer agent for our Common Stock is Continental Transfer & Trust Company. They are located at 17 Battery Place, New York, NY. Their telephone number is 212 509-4000.

     As stated above, our Articles of Incorporation authorize the issuance of 1,000 shares of Convertible Preferred Stock, par value $0.01 per share. As of December 31, 2001, there were no Convertible Preferred shares outstanding.

                         DETERMINATION OF OFFERING PRICE

     We have arbitrarily set the offering price for our Common Stock. The offering price does not bear any direct relationship to our book value, contemplated earnings, or any other objective standard of worth. No public market exists for shares of our Common Stock; thus, we have no history of market prices to use as a measure of the value of the shares we are offering.

     If and when we are successful in having our shares listed and publicly traded, thereby creating a market for the stock, this offering will automatically terminate and no further shares will be offered for sale or sold under this offering. The termination will apply to all unsold shares as of the date Wien Group's stock becomes publicly traded.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                              OR PLAN OF OPERATION

GENERAL

     Until July 1, 1999, we were dormant. Between that time and July 2001, management focused its entire efforts on the development of our business plan and the raising of start-up capital. As a result, there were no revenues generated from operations for the fiscal year ended June 30, 2001. However, during that period we earned $985 and $143 in interest and dividend income, respectively. Revenues for the six-month period ended December 31, 2001, were $1,705. As no income was generated for the comparable periods in the prior year, no comparison is presented.

COSTS AND EXPENSES

     From 2000 to 2001, our expenses increased from $18,433 to $21,649. This represents an increase of $3,216, or approximately 17%. This increase was due primarily to increased stock transfer fees.

     Overall, our losses from 2000 to 2001 went from $18,433 to $20,521. This represents an increase of $2,088, or approximately 11%. This is primarily due to the increased fees paid to our stock transfer agent

PLAN OF OPERATION

     We will continue to attempt to expand our revenue producing operations in accordance with our business plan. We also intend to seek potential business opportunities with a view toward enhancing stockholder value. Such opportunities might include acquisitions, mergers, or other transactions, whether in related or unrelated businesses. Currently we have no written or oral agreement, plan, arrangement, or understanding to enter into any such transaction.

LIQUIDITY AND CAPITAL RESOURCES

     We have a limited operating history and a history of net losses. On December 31, 2001, we had $162,899 in cash and cash equivalents. We expect that cash from operations and proceeds from the sale of Common Stock in this offering will be sufficient to satisfy our budgeted cash requirements for at least the next 12 months, provided that we meet revenue expectations and are able to sell all of the shares of Common Stock that we are offering. If we sell fewer shares than offered, we may be required to seek additional equity or debt financing from other sources, which may not be available on acceptable terms. Further, our ability to pursue any business opportunity that requires us to make a cash payment would also depend on the amount of funds that we can secure from these various sources. If funding is not available from any of these sources to meet our needs, we will delay any business transaction requiring the payment of cash and significantly scale back our operations.

                                    BUSINESS

DEVELOPMENT OF BUSINESS

PART 1

     ITEM 1.  DESCRIPTION OF BUSINESS

     (a)  Background

          Wien Group Inc. (formerly John DeNigris Associates, Inc.), ("The Company"), was incorporated in New York on March 18, 1968. The firm conducted a public relations business and traded in the public market until December 1991 when the corporation ceased operations. The company remained inactive until September 1998 when the corporation reacquired its good standing status with the State of New York. Now operating in Jersey City, New Jersey, a staff of experienced investment and merchant banking professionals manages the firm.

     (b)  Narrative Description of Business

     Business of the Company

          The core business of Wien Group, Inc., is to provide merchant banking services to emerging growth companies. These services include: general corporate finance, merger and acquisition advisory services, consulting on overall corporate strategy, facilitating asset-based lending, and arranging equipment-leasing contracts.

          We initiated our merchant banking business on July 1, 2001, by entering into a joint venture agreement with United Institutional Investments, Inc., ("United") (see RELATED TRANSACTIONS, page 21), a company specializing in the financing of emerging and small-cap companies. Under the terms of the agreement we will work jointly, on a non-exclusive basis, with United to develop business opportunities in connection with corporate finance, merchant banking, and investing. The Company and United will share equally in revenues generated through the joint efforts of the parties.

          To date, the joint venture has secured three contracts with companies to provide various advisory services. These services include the arranging of financing for operations and expansion, merger and acquisition advice, and representing the company with regard to introduction to accredited investors, financial institutions, strategic partners, and potential clients.

          The first of these contracts was signed on September 7, 2001, with First Step Distribution Network, Inc., a privately held computer licensing organization located in California. First Step Distribution creates opportunities for existing manufacturers of various hardware and software to license their technology and receive royalty payments from the manufacturers. Their client list includes Intel, Microsoft, Conexic, and many others.

          The second contract was signed on September 24, 2001, with Erica, Inc. Erica is located in Puerto Rico and is a water bottling company whose customers include the U.S. Navy, Wal Mart, and Sam's Club. It has one of, if not, the largest market share of bottled water in Puerto Rico.

          The third contract was signed on November 1, 2001, with Zephyr Media LLC, a company involved with two aspects of the music business. First, they create radio promotions for various labels, including their own, in two formats: Smooth Jazz and Hard Rock. Both are considered by today's standards as "niche" formats. They also have two record labels that create music in these two formats. They sell their CD's, etc., in traditional locations, such as music and electronic stores, but also to QVC. They also create compilation packages for QVC, which in turn sells them on their various shows.

          Under the terms of these contracts, the joint venture will receive varying forms of compensation, including cash and equity. The amounts of each are dependent on the type of service provided and the transactions consummated during the term of the contract.

          Management believes our core strength will be the early identification and sponsorship of leading growth companies in selected industries and its focus through analysis of industry trends. We anticipate leveraging our expertise by providing growth companies with a full range of merchant banking and equipment leasing services, and by investing our own capital in emerging growth and later-stage companies.

          Our merchant banking professionals endeavor to develop and maintain an in-depth understanding of the secular and cyclical trends driving a particular industry sector. In addition, each professional maintains close relationships not only with private and public growth companies, but also with venture capital and key institutional investors, technical experts, professional services providers, and other key industry participants. Through these relationships, we anticipate being able to participate actively in the growth of promising entrepreneurial companies.

     Merchant Banking Industry Overview

     General

          Merchant banks throughout the world vary in size and focus. Many merchant banks carry out a variety of financial services, including arranging for private placements of equity, bridge financing, senior dept, and asset-based financing and seed capital. Additionally, they serve as advisors to companies concerning mergers and acquisitions, disposition of assets, reorganizations, and strategic planning.

          Historically, merchant bankers were merchants dealing in overseas trade who used their knowledge of traders to accept bills of exchange and who developed other banking services connected with foreign trade; e.g., dealing in gold and foreign currency and assisting foreign borrowers to raise money in European countries. Their most prominent function has been advising governments on privatization and counseling corporations on mergers, acquisitions, take-overs, and other financial matters. Many merchant banks are well known; e.g., Rothschilds, Barclays de Zoete Wedd
     (BZW), Lazard LLC, and Schroders. Merchant banks are institutions that pride themselves on their personal, flexible management.

          There has been a recent trend for merchant banks to join financial conglomerates, so as to be able to offer a full range of advisory and financial services. Many of these banks are foreign-owned. Also known as investment banks, these firms offer traditional brokerage services, including among others, trading stocks and bonds for individual retail accounts, capital management, and on-line trading. For the foreseeable future, we do not anticipate offering these services.

     The Market

          Management believes that the expanding trend of globalization, combined with the lifting of free trade barriers, will continue to encourage corporations to expand their operations into international markets. In many cases, this is accomplished through the merger or acquisition of domestic companies that have already established operations in foreign countries. These companies will require professional advice and support in, among other things, accessing public markets to raise capital, valuing target companies, securing fairness opinions, establishing overall corporate global policies, and creating joint ventures and strategic alliances.

          Additionally, some industries are currently experiencing a period of consolidation. In many cases, consolidation occurs through transactions whereby large companies acquire or merge with successful smaller entities. Management believes these companies will also require merchant banking services.

          We are attempting to position ourselves to capitalize on this intensified demand by establishing specific service departments staffed by experienced specialists and aggressively improving our research capability. Realizing that the executives we will be interfacing with are highly educated who have multiple stresses and needs, the specialists that will be employed by us will be trained in high-level, multi-faceted financial services.

     Services

          At this time, and for at least the next twelve months, in addition to providing the services listed below, we anticipate devoting a portion of our resources to the raising of additional capital, expanding and training our professional staff, and building our client base. If we are successful in our efforts to raise substantial capital, management will seek to invest a portion of it in the equity of growth companies with which we have established a merchant banking relationship.

     Corporate Finance

          During the next 12 months we intend to offer a comprehensive range of advisory services to growth companies in a wide range of industries. We will work closely with clients to develop cutting-edge strategies tailored to the clients' needs, the marketplace, and the unique characteristics of each industry. In addition, we intend to devote senior level attention to all clients and offer them the resources of a network of contacts in financial, business, and legal circles. Among the advisory services that our corporate finance department will offer will be:

     Private placements of equity and debt securities; Mezzanine leveraged and management buyout financings; Leasing and secured asset financings; Project financings; Valuation opinions; and Other advisory services relating to financial offerings and recapitalizations.

     Consulting on Overall Corporate Policy

          We anticipate initiating our consulting services on overall corporate policy within the next few months. We will accomplish this by relying heavily upon our knowledge and understanding of companies, in varying markets, and industries. Our staff will work with clients to identify and formulate business strategies focused on maximizing shareholder value. We will use a realistic approach and distinctive market perspective to help our clients concentrate their efforts on increasing shareholder value by improving the bottom line.

          Through our consulting service, we aim to enhance our clients' industry reputation and visibility and to steadily increase corporate value for the benefit of shareholders and employees. We will attempt to achieve these goals by counseling our clients on both the importance of, and how to gain, the trust of their customers, vendors, the media, and employees.

     Merger, Acquisition, and Divestiture Advisory Services

          Our professionals are in a position to offer a broad range of advisory services. These advisory services include representation of buyers and sellers in structuring, negotiating, and closing transactions involving acquisitions, corporate sales, divestitures, strategic alliances, fairness opinions, and valuations. Additionally, we are capable of advising on strategic partnering and joint venture arrangements.

          During our first year of operation, we will further develop our M&A expertise by seeking support and maintaining the close involvement of professionals from industry groups in both investment banking and research. We believe that our focus on early identification of emerging industry and technical trends, together with intensive industry research coverage, will greatly enhance our effectiveness in optimizing transactions for our clients.

     Equipment Leasing

          Although many merchant banks do not emphasize equipment leasing as a service offered to their clients, management feels that it is an important factor in providing clients with a full range of corporate financial services. As a result of our desire to offer our clients a full range of these services, we plan to establish Wien Group Equipment Leasing, as a division of the Company, as soon as our resources permit.

          Many companies lease equipment because leasing provides the best means of preserving working capital. By leasing, a company can obtain the use of the most equipment with the lowest cash outlay. Frequently, questions of tax advantages, interest rates, and financial structure arise. By consulting with our other departments to thoroughly analyze the client's current and projected financial condition, Wien Group Equipment Leasing will be in an excellent position to advise our clients as to the pros and cons of equipment leasing.

          During the next 12 months, a portion of our capital resources will be utilized to structure equipment leases and to finance the acquisition of new and used equipment. The amount of capital that we intend to use for these purposes will depend on our ability to raise additional capital, either through equity offerings or borrowings from traditional sources.

     Pricing

          The fees for our services are based on either a percentage of the contemplated transaction or an estimate of the time and manpower and level of professional expertise needed to achieve the client's desired outcome. Senior management reviews each project, and a fee structure is established and presented to the client. In many cases, these fees may be paid in either cash, equity, or a combination of both.

     Competition

          The merchant banking business is intensely competitive. Many of our competitors have greater capital, financial and other resources than we do. We compete for clients with other merchant banks, a large number of investment banks, and venture capital firms. Among these firms are Veronis Suhler and Associates, Donaldson Lufkin & Jenrette, Convergent Technology Capital, and Reed Wasden & Associates. As stated above, many of these firms, as well as a large number of other merchant banks, offer securities brokerage services to their clients. These services include, but are not limited to, trading stocks and bonds, capital management, and on-line securities trading. For the foreseeable future, we do not anticipate offering these services.

          In addition to competition from domestic and foreign firms that conduct merchant banking business, many domestic commercial banks and investment banking boutiques have also recently entered the business. The Company expects further competition from domestic and international banks to increase as a result of recent and anticipated U.S. legislative and regulatory initiatives to remove or relieve certain restrictions on commercial banks. The Company's focus on growth companies also subjects it to direct competition from a group of merchant banking boutiques that specialize in providing services to the emerging growth company sector. Such competition could adversely affect the Company's operating results, as well as its ability to attract and retain highly skilled individuals.

          The principal competitive factors influencing our business are its professional staff, industry expertise, client relationships, and its mix of service capabilities.

EMPLOYEES

     Due to our very limited financial resources, we currently have no full- or part-time employees. Our current operations are being conducted by personnel working on a part-time basis without remuneration. Additionally, we regularly utilize the services of independent consultants for our business affairs and marketing activities. If and when our capital permits, we will hire full-time professional and administrative employees.

DESCRIPTION OF PROPERTY

     We currently lease, at no cost, office space from an entity controlled by our president and principle shareholder (see RELATED TRANSACTIONS, page 21) located at 525 Washington Blvd., Jersey City, New Jersey 07310. The lease terminates June 30, 2002. We anticipate that this space, consisting of a total of approximately 2,000 square feet, will be adequate for our operations through the end of our current fiscal year.

LEGAL PROCEEDINGS

     As of the date hereof, we are not a party to any material legal proceedings, and we are not aware of any such claims being contemplated against us.

                                   MANAGEMENT

     The following table sets forth the current officers and directors of Wien
Group:

     Name                      Age         Position
     ----                      ---         --------

     Stephen S. Wien           65          President, Chief Executive
                                           Officer, Chief Financial Officer,
                                           and Chairman

     Alan D. Hirsch            43          Executive Vice President and Director

     William Ryder             46          Vice President and Secretary

     Margaret Chou             50          Vice President and Treasurer

     Buddy Young               66          Director

STEPHEN S. WIEN

     Our chairman, president, chief executive officer, and principal shareholder, Stephen S. Wien, is a seasoned executive with many years of experience working within various phases of the financial industry. In addition to his duties at the Company, he serves as a director and executive officer of Wien Securities Corp., a NASD broker-dealer. For more than 40 years, Mr. Wien has worked in the securities industry as a trader and manager. During that time, he served on the NASD Board of Governors, the District Business Conduct Committee for District No. 12 (New York), the District Arbitration Committee, and the NASD's Nominating Committee for the National Securities Clearing Corporation. He has also held the position of president of the New York Securities Dealers Association and treasurer of the Security Traders Association of New York. Additionally, he has acted as an advisor to a number of companies in regard to the raising of equity capital, mergers and acquisitions, the development of business plans, and overall corporate strategy.

     In July 1982, the Securities and Exchange Commission (the "Commission") issued "Findings and Order Imposing Remedial/Sanctions" (the "Order"). The Order was issued following the Commission's finding that Mr. Wien failed to properly monitor and maintain the minimum net capital requirements for M.S. Wien & Co. of which he was a principal. Pursuant to the Order, Mr. Wien was suspended from participating in the securities industry for 30 days and barred from being associated in a supervisory or proprietary capacity with any other securities dealer for two years. Following the 30-day suspension, Mr. Wien returned to work in the securities business. However, he was still subject to a "statutory disqualification." In December 1986, the Commission granted Mr. Wien's Application for Relief from a Statutory Disqualification, and Mr. Wien was permitted to associate with Wien Securities, Inc., as a registered principal. In August 1989, the Commission issued a letter permitting Mr. Wien to associate with Wien Securities Corporation in a proprietary capacity, subject to certain restrictions. Except for the Order, Mr. Wien's record of 39 years in the securities industry is unblemished.

     Mr. Wien currently serves on the board of directors of the Bone Marrow Foundation, is a past member of the board of directors of Montammy Golf Club, and a former trustee of the Ft. Lee Jewish Community Center.

ALAN D. HIRSCH

     Mr. Hirsch joined us on October 15, 2001. In addition to his duties at the Company, Mr. Hirsch serves as president of United Institutional Investments, Inc. (see RELATED TRANSACTIONS, page 21). He has extensive experience as an investment banker specializing in private and public middle market growth companies, as a savings and mortgage banker, and as an entrepreneur. From 1980 to 1989, Mr. Hirsch worked in commercial banking as a lending officer. During that period, he financed over $750 million of transactions. In 1986, Mr. Hirsch joined The Savings Bank of Rockland County and was appointed president of the bank's commercial lending subsidiary, First American Mortgage. He was also a director. The bank was eventually sold to First Fidelity Bank of New Jersey. From 1989 to 1993, Mr. Hirsch was an investment and merchant banker specializing in the public small-cap arena. He structured and placed a variety of debt and equity transactions ranging from $500,000 to $10,000,000. From 1993 to 1997, Mr. Hirsch was co-founder and president of Gigwear Company, Inc. Gigwear, a theme retailer specializing in rock-and-roll memorabilia, licensed apparel, and collectibles is located in Manhattan's trendy SOHO area. Gigwear received significant press and celebrity traffic due to Mr. Hirsch's marketing and promotional efforts, and he was featured in Entrepreneur magazine. In 1998, he formed United Institutional Investments, Inc. Located on Wall Street, United works with small and emerging companies. Mr. Hirsch received his B.A. from the University of Oklahoma and pursued graduate studies at the New School for Social Research in New York. His specialized studies include the School of Mortgage Banking and New York University Real Estate School. He lives in New Jersey with his wife and three sons.

WILLIAM RYDER

     Since September 1998, William Ryder has served as a vice president and secretary of the Corporation. He began his securities career in 1985 at E.F. Hutton & Co. Later, Mr. Ryder joined the staff of Citibank where he worked in a number of areas within the bank's financial institutions and securities divisions. After leaving Citibank, Mr. Ryder worked for several national and regional broker-dealers as a staff attorney and compliance officer. He has been responsible for managing and supervising all regulatory, legal, and compliance department activities, including, but not limited to, new accounts, registration, surveillance, internal audit, annual compliance meetings, regulatory review, customer complaints, and arbitrations. Mr. Ryder has supervised the sales and trading activities of up to 100 sales representatives and traders. Mr. Ryder is an attorney, admitted to practice in New York, New Jersey, and Connecticut, and holds the following qualification licenses: Series 7, General Securities Representative; Series 63, Uniform Securities Agent; Series 24, General Securities Principal; Series 53, Municipal Securities Principal; Series 55, Equities Trader; and Series 4, Options Principal.

MARGARET CHOU

     Ms. Chou has served as vice president and treasurer since September 1998. She is an experienced financial executive having held various management positions in the financial industry. In addition to her duties at our company, Ms. Chou is currently the chief financial principal at Wien Securities Corp. She has held that position since 1984. From 1980 to 1984, Ms. Chou served as assistant to the controller at Wien Securities.

     Educated in Taipei, Taiwan, she received a Bachelor of Arts in English from Soochow University in Taipei and a Master of Business Administration from Seton Hall University, South Orange, New Jersey. Additionally, Ms. Chou is a NASD licensed Series 7, General Securities Representative, and a Series 27, Financial Principal.

BUDDY YOUNG

     Appointed to the board of directors on December 3, 2001, Mr. Young has served during the past 17 years as president, chief executive officer, and chairman of the board of directors of a number of publicly traded companies. Since August 1996, he has also been engaged in a privately owned merger and acquisition business that does business under the name of Advantage Mergers and Acquisitions. From August 1998 until February 2002, he served as president, chief executive officer, and a director of Sporting Magic, Inc. From 1992 until July 1996, he served as president and chief executive officer of Bexy Communications, Inc. Both Sporting Magic's and Bexy's stock was traded on the OTC Bulletin Board system. From June 1983 until December 1991, Mr. Young was president, chief executive officer, and a director of Color Systems Technology, Inc., a publicly held company whose stock traded on the American Stock Exchange. Color Systems' major line of business is the use of its patented computer process for the conversion of black and white motion pictures to color. Prior to joining Color Systems, Mr. Young served from 1965 to 1975 as director of West Coast advertising and publicity for United Artists Corporation; from 1975 to 1976, as director of worldwide advertising and publicity for Columbia Pictures Corp.; from 1976 to 1979, as vice president of worldwide advertising and publicity for MCA/Universal Pictures, Inc.; and from 1981 to 1982, as a principal in the motion picture consulting firm of Powell & Young. For over twenty-five years, Mr. Young has been an active member of The Academy of Motion Picture Arts and Sciences and has served on a number of industry-wide committees.

     Directors are elected in accordance with our bylaws to serve until the next annual stockholders meeting and until their successors are elected and qualified or until their earlier resignation or removal.

     Officers are elected by the board of directors and hold office until the meeting of the board of directors following the next annual meeting of stockholders and until their successors shall have been chosen and qualified. Any officer may be removed, with or without cause, by the board of directors. Any vacancy in any office may be filled by the board of directors.

     There is no family relationship between any director or executive officer and any other director or executive officer of Wien Group.

COMPENSATION OF OFFICERS AND DIRECTORS

     As a result of our current limited available cash, no officer or director of Wien Group received compensation during the fiscal year ended June 30, 2001. Nor was any compensation paid to any officer or director during the six months ended December 31, 2001. We intend to pay salaries when cash flow permits. No officer or director received stock options or other non-cash compensation during the fiscal year ended June 30, 2001, nor were any stock options granted, or non-cash compensation paid to any officer or director during the six months ended December 31, 2001. We currently have no employment agreement with any officer of Wien Group.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On June 22, 1999, we borrowed $5,000; and on October 26, 1999, we borrowed $25,000 from Wien Securities, Inc., an entity in which our president and principle shareholder is an officer and director. Under the terms of the promissory notes, we pay no interest. The notes are due and payable on December 31, 2002.

     As stated earlier, we lease office space, at no cost, consisting of approximately 2,000 square feet from Wien Securities, Inc., an entity controlled by our president and principle shareholder. The lease runs through June 30, 2002.

     On July 1, 2001 we entered into a joint venture agreement with United Institutional Investments, Inc., an entity controlled by our executive vice president and director, Alan Hirsch (see BUSINESS, page 12).

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information about the beneficial ownership of our outstanding Common Stock by each person beneficially owning more than 5% of the shares, by each of our directors and officers, and by all of our directors and officers as a group. The table shows the number and percentage of shares held by each person as of December 31, 2001, before the offering described in this prospectus. The address of each person listed in the table is 525 Washington Blvd., Jersey City, New Jersey 07310.

                                             Percentage of       Percentage of
                           Number of          Class Owned         Class Owned
                         Shares Owned       Before Offering    After Offering(1)
                         ------------       ---------------    -----------------
Name and Address
----------------

Margaret Chou                 15,000              0.51%              0.26%

Alan Hirsch                        0              0%                 0%

William P. Ryder              20,000              0.68%              0.34%

Edith Wien                   500,000             16.84%              8.38%

Stephen S. Wien            1,147,885             38.65%             19.23%

Buddy Young                   20,000              0.68%              0.34%

All officers and
directors as a
group (4 persons)          1,702,885             57.34%             28.53%
---------------
(1) Assumes that all 3,000,000 of the shares offered by Wien Group are sold in this offering.

                              PLAN OF DISTRIBUTION

     We are offering up to 3,000,000 shares of our Common Stock for $0.20 per share in this offering of our Common Stock. This is a best-efforts offering and will only be offered for sale by two of our officers and directors; namely, Alan Hirsch and Buddy Young. Stephen S. Wien is our chairman, president, and a director. However, Mr. Wien will not be selling any of our shares. Mr. Wien is a licensed securities broker and a principal of Wien Securities Corp., which is a NASD broker-dealer. Since we do not have an underwriter for this offering nor a securities brokerage firm selling shares for us, we believe it is in our best interest and in the best interests of Wien Securities Corp. that Mr. Wien refrain from selling shares in this offering.

     Since this is a best-efforts offering made through two of our officers and directors, we are not required to sell a minimum number of shares or a minimum dollar amount before we are entitled to keep an investor's payment for shares. All funds received from investors will not be deposited in any escrow, trust, or similar account. All funds received from investors will be available for our immediate use.

     Since we are making this offering on a best-efforts basis, we do not plan to use any underwriters or broker-dealers to assist in the sale of the shares offered for sale. We may continue offering these shares for sale for up to two years from the date of this prospectus.

     Our officers and directors; namely, Alan Hirsch and Buddy Young, will commence this offering promptly and will make the offering on a continuous basis for up to two years from the date of this prospectus or until earlier completion or termination.

     We have not entered into, nor do we intend to enter into, any agreement, understanding, or arrangement with any underwriter or broker-dealer regarding the sale of Common Stock in this offering, nor is there an underwriter or coordinating broker acting on our behalf in connection with this offering.

                            DESCRIPTION OF SECURITIES

     The Company's certificate of incorporation provides for the authorization of 25,000,000 shares of Common Stock, $0.01 par value, and 1,000 shares of Convertible Preferred Stock, par value $0.01 per share. As of December 31, 2001, 2,970,046 shares of Common Stock were issued and outstanding, all of which are fully paid and non-assessable. As of December 31, 2001, there were 143 Common Stock shareholders. As of December 31, 2001, there were no Convertible Preferred shares issued.

     Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. To date, we have not paid any dividends on our Common Stock, and we do not anticipate paying any dividends in the foreseeable future.

     Each share of our Common Stock is entitled to one vote. Our stockholders have no preemptive rights.

     The transfer agent for our Common Stock is Continental Stock & Trust Company, 17 Battery Place, New York, NY 10004. Their telephone number is 212-509-4000.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

     The New York Business Corporation Law, or BCL, provides that if a derivative action is brought against a director or officer of a corporation, the corporation may indemnify him or her against amounts paid in settlement and reasonable expenses, including attorneys' fees incurred by him or her, in connection with the defense or settlement of such action, if such director or officer acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation, except that no indemnification shall be made without court approval in respect of a threatened action, or a pending action settled or otherwise disposed of, or in respect of any matter as to which such director or officer has been found liable to the corporation. In a non-derivative action or threatened action, the BCL provides that a corporation may indemnify a director or officer against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees incurred by him or her in defending such action, if such director or officer acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Wien Group pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

     Certain legal matters in connection with the issuance of the securities offered hereby will be passed upon for Wien Group by L. Stephen Albright, attorney at law, Los Angeles, California.

                                     EXPERTS

     The audited financial statements of The Wien Group, Inc., for the fiscal year ended June 30, 2001, have been included in this prospectus in reliance on the report of Lilling & Company LLP, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement with the Securities and Exchange Commission pursuant to the Securities Act of 1933, which includes both a copy of this prospectus and additional information. Following the date of this prospectus, we will also be required to file periodic reports and other information with the SEC pursuant to the Securities Exchange Act of 1934. You may access and copy our registration statement and any other documents that we file with the SEC by visiting the SEC's web site on the Internet at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms located at Room 1024, Judiciary Plaza, 450 5th Street, N.W., Washington, D.C. 20549 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may obtain information on the operation of the SEC's public reference rooms by calling the SEC at 1-800-SEC-0330.

     You should rely only on the information provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date after the date of this prospectus.

                                WIEN GROUP, INC.

                          INDEX TO FINANCIAL STATEMENTS


                                                                           PAGE

Independent Auditors' Report................................................F-1

Balance Sheets as of December 31, 2001 (unaudited) and
     June 30, 2001..........................................................F-2

Statements of Operations....................................................F-3
     Years ended June 30, 2001 and 2000
     Six months ended December 31, 2001 and 2000 (unaudited)
     Period from July 1, 1999 (date operations commenced) to
         December 31, 2001 (unaudited)

Statements of Cash Flows....................................................F-4
     Years ended June 30, 2001 and 2000
     Six months ended December 31, 2001 and 2000 (unaudited)
     Period from July 1, 1999 (date operations commenced) to
         December 31, 2001 (unaudited)

Statements of Stockholders' Equity..........................................F-5
     Years ended June 30, 2001 and 2000
     Six months ended December 31, 2001 and 2000 (unaudited)
     Period from July 1, 1999 (date operations commenced) to
         December 31, 2001 (unaudited)

Notes to Financial Statements...............................................F-7

INDEPENDENT AUDITORS' REPORT
--------------------------------------------------------------------------------


Board of Directors and Stockholders
Wien Group Inc.
Jersey City, New Jersey


We have audited the accompanying balance sheets of Wien Group, Inc., as of June 30, 2001 and 2000, and the related statements of operations, changes in stockholders' equity, and cash flows for the years then ended and the period from July, 1, 1999 (date operations commenced) to June 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wien Group, Inc., at June 30, 2001 and 2000 and the results of its operations and cash flows for the periods stated above in conformity with accounting principles generally accepted in the United States.



/s/ Lilling & Company
----------------------------

CERTIFIED PUBLIC ACCOUNTANTS

OCTOBER 2, 2001

WIEN GROUP INC. (NOTE 1)

BALANCE SHEETS
--------------------------------------------------------------------------------

                                                       12/31/01
                                                      UNAUDITED         6/30/01
                                                      ---------       ---------
ASSETS

Cash and cash equivalents ......................      $ 162,899       $ 182,706
Investments ....................................          9,600          10,275
                                                      ---------       ---------
                                                      $ 172,499       $ 192,981
                                                      =========       =========

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:

Loans payable ..................................      $  30,000       $  30,000
                                                           --             9,935
                                                      ---------       ---------
STOCKHOLDERS' EQUITY: ..........................         30,000          39,935
                                                      ---------       ---------

Preferred stock, Series A convertible,
   $0.01 par value, 1,000 shares
   authorized, no shares issued ................           --              --

Common stock; $0.01 par value,
   25,000,000 shares authorized,
   2,970,046 and 2,960,956 shares
   issued and outstanding at
   December 31, 2001, and June 30,
   2001, respectively ..........................         19,250          19,250

Additional paid in capital .....................        172,750         172,750
Deficit accumulated during
   development stage ...........................        (49,501)        (38,954)
                                                      ---------       ---------
                                                        142,499         153,046
                                                      ---------       ---------
                                                      $ 172,499       $ 192,981
                                                      =========       =========

See notes to financial statements.


WIEN GROUP INC. (NOTE 1)

STATEMENTS OF OPERATIONS
---------------------------------------------------------------------------------------------------

                                                                                         7/1/1999
                                                                                          (DATE
                                SIX MONTHS ENDED                                        OPERATIONS
                            --------------------------            YEAR ENDED            COMMENCED)
                              12/31/01       12/31/00     --------------------------    TO 12/31/01
                            (UNAUDITED)    (UNAUDITED)      6/30/01        6/30/00      (UNAUDITED)
                            -----------    -----------    -----------    -----------    -----------
REVENUE
Interest income .........   $     1,705    $      --      $       985    $      --      $     2,690
Dividend and other income           675           --              113           --              788
Unrealized losses .......          (675)          --               30           --             (645)
                            -----------    -----------    -----------    -----------    -----------

                                  1,705           --            1,128           --            2,833
                            -----------    -----------    -----------    -----------    -----------

EXPENSES

Transfer agent fees .....         2,464          3,392          7,479          5,514         15,457
Professional fees .......         1,325          2,747         12,159         12,073         25,557
Other expenses ..........         8,463           --            2,011            846         11,320
                            -----------    -----------    -----------    -----------    -----------

                                 12,252          6,139         21,649         18,433         52,334
                            -----------    -----------    -----------    -----------    -----------

Net loss ................   $   (10,547)   $    (6,139)   $   (20,521)   $   (18,433)   $   (49,501)
                            ===========    ===========    ===========    ===========    ===========


Loss per share ..........   $    (0.004)   $    (0.006)   $    (0.009)   $    (0.018)   $    (0.025)

Weighted average number
   of shares outstanding      2,965,501      1,035,956      2,319,289      1,035,956      2,006,001

See notes to financial statements.


WIEN GROUP INC. (NOTE 1)

STATEMENTS OF CASH FLOWS
-----------------------------------------------------------------------------------------------------
                                                                                            7/1/1999
                                                                                             (DATE
                                           SIX MONTHS ENDED                                OPERATIONS
                                        ----------------------          YEAR ENDED          COMMENCED)
                                        12/31/01     12/31/00     ----------------------   TO 12/31/01
                                       (UNAUDITED)  (UNAUDITED)    6/30/01      6/30/00    (UNAUDITED)
                                        ---------    ---------    ---------    ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES

Net loss ............................   $ (10,547)   $  (6,139)   $ (20,521)   $ (18,433)   $ (49,501)
                                        ---------    ---------    ---------    ---------    ---------
Adjustments to reconcile net loss to
   net cash used in operating
   activities:
Increase in accrued expenses ........      (9,935)        --          9,935         --           --
Change in unrealized appreciation of
   investments ......................         675         --            (30)        --            645
Purchase of investments .............        --           --        (10,245)        --        (10,245)
                                        ---------    ---------    ---------    ---------    ---------
Total adjustments ...................      (9,260)        --           (340)        --         (9,600)
                                        ---------    ---------    ---------    ---------    ---------

NET CASH USED IN OPERATING ACTIVITIES     (19,807)      (6,139)     (20,861)     (18,433)     (59,101)
                                        ---------    ---------    ---------    ---------    ---------


CASH FLOWS FROM FINANCING ACTIVITIES

Issuance of common stock ............        --           --         19,250         --         19,250
Additional paid in capital ..........        --           --        172,750         --        172,750
Proceeds from loan payable ..........        --           --           --         25,000       30,000
                                        ---------    ---------    ---------    ---------    ---------

NET CASH PROVIDED BY FINANCING
   ACTIVITIES .......................        --           --        192,000       25,000      222,000
                                        ---------    ---------    ---------    ---------    ---------

NET INCREASE IN CASH AND CASH
   EQUIVALENTS ......................     (19,807)      (6,139)     171,139        6,567      162,899

CASH AND CASH EQUIVALENTS - BEGINNING     182,706       11,567       11,567        5,000         --
                                        ---------    ---------    ---------    ---------    ---------

CASH AND CASH EQUIVALENTS - END .....   $ 162,899    $   5,428    $ 182,706    $  11,567    $ 162,899
                                        =========    =========    =========    =========    =========


Supplemental disclosure of cash flow
   information:
Cash paid during the periods for:
Interest expense ....................   $    --      $    --      $    --      $      45    $      45
                                        =========    =========    =========    =========    =========
Income taxes ........................   $    --      $    --      $    --      $     800    $     800
                                        =========    =========    =========    =========    =========

See notes to financial statements.


WIEN GROUP INC. (NOTE 1)

STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
-------------------------------------------------------------------------------------------------------------------

                                                                                          DEFICIT
                                                                                        ACCUMULATED
                                                  COMMON STOCK                            DURING
                             PREFERRED       ------------------------      PAID IN      DEVELOPMENT
                               STOCK          SHARES         AMOUNT        CAPITAL         STAGE           TOTAL
                             ----------      ---------     ----------     ----------     ----------      ----------
(UNAUDITED)
BALANCE - 7/1/2001 .....     $     --        2,960,956     $   19,250     $  172,750     $  (38,954)     $  153,046

Common stock issued ....                         9,090           --             --             --             --

Net loss for six months
  ended 12/31/01 .......           --             --             --             --          (10,547)        (10,547)
                             ----------      ---------     ----------     ----------     ----------      ----------

BALANCE - 12/31/2001 ...     $     --        2,970,046     $   19,250     $  172,750     $  (49,501)     $  142,499
                             ==========      =========     ==========     ==========     ==========      ==========

(UNAUDITED)
BALANCE - 7/1/2000 .....     $     --                                     $     --       $     --        $     --

Net loss for six months
  ended 12/31/00 .......           --             --             --             --           (6,139)         (6,139)
                             ----------      ---------     ----------     ----------     ----------      ----------

BALANCE - 12/31/2000 ...     $     --             --       $     --       $     --       $   (6,139)     $   (6,139)
                             ==========      =========     ==========     ==========     ==========      ==========


BALANCE - 7/1/2000 .....     $     --        1,035,956     $     --       $     --       $  (18,433)     $  (18,433)

Issuance of common stock           --        1,925,000         19,250        172,750           --           192,000

Net loss year ended
  6/30/2001 ............           --             --             --             --          (20,521)        (20,521)
                             ----------      ---------     ----------     ----------     ----------      ----------

BALANCE - 6/30/2001 ....     $     --        2,960,956     $   19,250     $  172,750     $  (38,954)     $  153,046
                             ==========      =========     ==========     ==========     ==========      ==========

See notes to financial statements.


WIEN GROUP INC. (NOTE 1)

STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (CONTINUED)
-------------------------------------------------------------------------------------------------------------------

                                                                                          DEFICIT
                                                                                        ACCUMULATED
                                                  COMMON STOCK                            DURING
                             PREFERRED       ------------------------      PAID IN      DEVELOPMENT
                               STOCK          SHARES         AMOUNT        CAPITAL         STAGE           TOTAL
                             ----------      ---------     ----------     ----------     ----------      ----------
BALANCE - 7/1/1999 .....     $     --             --       $     --       $     --       $     --        $     --

Net loss year ended
  6/30/2000 ............           --             --             --             --          (18,433)        (18,433)
                             ----------      ---------     ----------     ----------     ----------      ----------

BALANCE - 6/30/2000 ....     $     --             --       $     --       $     --       $  (18,433)     $  (18,433)
                             ==========      =========     ==========     ==========     ==========      ==========


(UNAUDITED)
BALANCE - 7/1/1999 .....     $     --        1,035,956     $     --       $     --       $     --        $     --

Issuance of common stock           --        1,925,000         19,250        172,750           --           192,000

Net loss for period from
  7/1/1999 (date
  operations commenced)
  to 12/31/2001 ........           --             --             --             --          (49,501)        (49,501)
                             ----------      ---------     ----------     ----------     ----------      ----------

BALANCE - 12/31/2001 ...     $     --        2,960,956     $   19,250     $  172,750     $  (49,501)     $  142,499
                             ==========      =========     ==========     ==========     ==========      ==========

WIEN GROUP INC. (NOTE 1)

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION

     Wien Group, Inc. (the "Company") was originally incorporated in New York in 1968 and became known as Wien Group, Inc., in 1974.

     The Company has no current operating history and intends to engage in merchant banking, corporate finance, and investment banking activities. The Company also intends to provide consulting services to and invest in small cap companies and act as advisor to companies that register with the National Association of Security Dealers (NASD) to initiate or resume quotations.

     DEVELOPMENT STAGE OPERATIONS

     The Company commenced operations in July 1999 and issued 1,925,000 shares of common stock in 2001. Operations currently consist primarily of raising capital and exploring merchant banking and investment opportunities.

     CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consist of bank and brokerage account balances.

     INVESTMENTS

     The Company plans to invest in various securities and reports its investments at fair market value. Realized and unrealized gains and losses are reflected in the statement of operations.

     USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS

     Management of the Company uses estimates and assumptions in preparing financial statements in accordance with accounting principles generally accepted in the United States. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenue and expenses. Actual results could vary from the estimates that management uses.

WIEN GROUP INC. (NOTE 1)

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     SIGNIFICANT CREDIT RISK

     All securities are held by Spear, Leeds & Kellogg, located in New York City, New York. Included in cash and cash equivalents at June 30, 2001, is approximately $175,000 held at Spear, Leeds & Kellogg.

     (Unaudited) Included in cash and cash equivalents at December 31, 2001, is approximately $153,000 held at Spear, Leeds & Kellogg.

2.   LOANS PAYABLE

     Loans payable are due to an entity with common management and are non-interest bearing and due on demand.

3.   INVESTMENTS

     Investments consist of 2,500 shares of Aberdeen Asia-Pacific Prime Income Fund. An unrealized gain of $30 was recognized in the year ended June 30, 2001, and is included in the statement of operations.

     (Unaudited) During the six months ended December 31, 2001, an unrealized loss of $675 was recognized on the Aberdeen Asia-Pacific Prime Income Fund.

4.   COMMON STOCK

     During the fiscal year 2001, with the approval of the board of directors, the Company increased its authorized Common Stock from 5,000,000 to 25,000,000 shares at $.01 par value and also authorized 1,000 shares of Series A Convertible Preferred Stock at $.01 par value.

     During the year 2001, the Company issued 1,925,000 shares of Common Stock in exchange for a capital contribution of $192,000.

     (Unaudited) During the six months ended December 31, 2001, the Company issued 10,000 shares of its common stock to an employee of an affiliated company.

5.   INCOME TAXES

     The Company has net operating losses for tax purposes totaling approximately $29,000 that are available to offset future taxable income and expire in 2016.

                            BACK COVER OF PROSPECTUS

                      DEALER PROSPECTUS DELIVERY OBLIGATION


UNTIL _______2004, (TWO YEAR ANNIVERSARY OF EFFECTIVE DATE) ALL DEALERS EFFECTING TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The New York Business Corporation Law, or BCL, provides that if a derivative action is brought against a director or officer of a corporation, the corporation may indemnify him or her against amounts paid in settlement and reasonable expenses, including attorneys' fees incurred by him or her, in connection with the defense or settlement of such action, if such director or officer acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation, except that no indemnification shall be made without court approval in respect of a threatened action, or a pending action settled or otherwise disposed of, or in respect of any matter as to which such director or officer has been found liable to the corporation. In a non-derivative action or threatened action, the BCL provides that a corporation may indemnify a director or officer against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees incurred by him or her in defending such action, if such director or officer acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation.

     Under the BCL, a director or officer who is successful, either in a derivative or non-derivative action, is entitled to indemnification as outlined above. Under any other circumstances, such director or officer may be indemnified only if certain conditions specified in the BCL are met. The indemnification provisions of the BCL are not exclusive of any other rights to which a director or officer seeking indemnification may be entitled pursuant to the provisions of the certificate of incorporation or the bylaws of a corporation or, when authorized by such certificate of incorporation or bylaws, pursuant to a shareholders' resolution, a directors' resolution or an agreement providing for such indemnification.

     The above is a general summary of certain provisions of the BCL and is subject, in all cases, to the specific and detailed provisions of Sections 721-725 of the BCL.

     Section 726 of the BCL also contains provisions authorizing a corporation to obtain insurance on behalf of any director and officer against liabilities, whether or not the corporation would have the power to indemnify against such liabilities, including certain losses arising from claims made against such directors and officers by reason of any wrongful acts (as defined in any such policy) in their respective capacities as directors or officers. Currently, we do not maintain any such insurance coverage for our directors and officers. However, we contemplate purchasing such insurance as soon as such purchase is practical and possible.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     We estimate the following expenses in connection with this registration.

     SEC registration fee                              $       200
     Printing costs                                          1,000
     Blue sky fees                                           3,000
     Accounting fees and expenses                            7,500
     Legal fees and expenses                                40,000
     Miscellaneous                                           3,500
                                                       -----------

         Total                                         $    55,200

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

     During fiscal year ended June 30, 2001, we sold 1,935,000 shares of Common Stock to 29 investors for $193,500. These sales of shares were exempt from registration under Section 4(2) of the Securities Act of 1933 as a transaction not involving a public offering. We issued the shares subject to resale restrictions.

ITEM 27.  EXHIBITS.

     The following exhibits are filed or incorporated by reference as part of this Registration Statement.

(23) Consents of Experts and Counsel

     23.1     Consent of Lilling & Company LLP

     23.2     Consent of L. Stephen Albright

ITEM 17.  UNDERTAKINGS.

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii)To include any additional or changed material information on the plan of distribution;

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2, as amended, and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Jersey, State of New Jersey, on April 15, 2002.

                                 WIEN GROUP, INC.
                                 Registrant


                                 By:    /s/ Stephen S. Wien
                                        ----------------------------------------
                                        Stephen S. Wien
                                        President and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

       NAME                           TITLE                             DATE
       ----                           -----                             ----

/s/ Stephen S. Wien         President, Chief Executive            April 15, 2002
--------------------        Officer, Chief Financial
Stephen S. Wien             Officer, and Director (Principal
                            Executive, Financial, and
                            Accounting Officer)



/s/ Alan Hirsch             Executive Vice President              April 15, 2002
--------------------        and Director
Alan Hirsch



/s Buddy Young              Director                              April 15, 2002
--------------------
Buddy Young

                                 EXHIBITS INDEX

EXHIBIT NO.                        TITLE OF DOCUMENT
-----------                        -----------------

    3.1 Certificate of Incorporation of the registrant (then named John De Nigris Associates, Inc.) dated March 13, 1968, and filed with the State of New York, Department of State on March 18, 1968

    3.2 Certificate of Amendment of Certificate of Incorporation of the registrant (then named John De Nigris Associates, Inc.) dated June 10, 1968, and filed with the State of New York, Department of State on June 13, 1968

    3.3 Certificate of Amendment of Certificate of Incorporation of the registrant (then named John De Nigris Associates, Inc.) dated August 29, 1974, and filed with the State of New York, Department of State on September 6, 1974 (changing name to Wien Group, Inc.)

    3.4 Bylaws of the registrant (adopted under prior name John De Nigris Associates, Inc.)

    4.1        Form of Certificate of Common Stock of Wien Group, Inc.

    5.1 Opinion of L. Stephen Albright regarding the legality of the securities being registered

   10.1 Engagement Letter, dated September 24, 2001, between the registrant, United Institutional Investments, Inc., and Erica International, Corp.

   10.2 Engagement Letter, dated September 7, 2001, between the registrant, United Institutional Investments, Inc., and First Step Distribution Network, Inc.

   10.3 Engagement Letter, dated November 1, 2001, between the registrant, United Institutional Investments, Inc., and Zephyr Media

   23.1        Consent of Lilling & Company LLP

   23.2 Consent of L. Stephen Albright (included in its opinion filed as Exhibit 5.1)